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                                                     EXHIBIT 5






                                   February 7, 1996

The Advest Group, Inc.
90 State House Square
Hartford, Connecticut  06103

Members of the Board of Directors:

     I have acted as counsel with respect to the Registration Statement on Form S-8 under the Securities Act of 1993, as amended, as filed by The Advest Group, Inc. (the "Company") with the Securities and Exchange Commission, relating to 400,000 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock") which may be purchased by participants under the Company's 1996 Equity Plan (the "Plan") and an additional 400,000 shares of Common Stock which may be purchased by participants upon the exercise of options issuable under the Plan.

     As Assistant General Counsel of the Company, I am familiar with and have examined the Plans, the minutes of the corporate proceedings of the Board of Directors of the Company and such other documents as I have deemed necessary or advisable for the purposes of this opinion.

     Based upon the foregoing, I am of the opinion that the shares to be issued under the Plan will, when so issued upon receipt of the consideration specified in Plan, be validly issued, fully paid and non-assessable (assuming that, at the time of such issuance, the Company has a sufficient number of authorized and unissued shares available for such issuance).

     I hereby consent to the use of this opinion as Exhibit 5 to the aforesaid Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              /s/David A. Horowitz
                              David A. Horowitz, Esq